UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2007

Pipex Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-12584 (Commission File Number)	13-3808303 (IRS Employer Identification Number)

3930 Varsity Drive

Ann Arbor, MI 48108

(Address of principal executive offices) (Zip Code)

(734) 332-7800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2007, the Registrant entered into an amended and restated employment agreement with its Chief Executive Officer Steve H. Kanzer (the “Amended Employment Agreement”). The Amended Employment Agreement provides that Mr. Kanzer’s annual salary is reduced from $295,000 to $195,000 beginning on July 21, 2007 and that Mr. Kanzer has waived the salary that he earned from November 1, 2006 through July 20, 2007 in the amount of $275,254 and the bonus of $100,000 that Mr. Kanzer earned as of January 1, 2007 both under the prior employment agreement. Mr Kanzer has instead contributed to the Registrant that total amount of compensation of $375,254 as a capital contribution for no consideration to Mr. Kanzer.

The Amended Employment Agreement also provides that the term of Mr. Kanzer’s employment remains through January 3, 2009, unless earlier terminated, that Mr. Kanzer will continue to receive a bonus of $100,000 on the first day of each calendar year during the term of the Amended Employment Agreement and that the stock options previously granted to Mr. Kanzer will remain in effect on their same terms and conditions, including their vesting schedule.

The Amended Employment Agreement also provides that the Registrant may award Mr. Kanzer a discretionary transactional bonus payable in cash or equity in the sole discretion of the Registrant’s compensation committee and board of directors if the corporation or one of its subsidiaries enters into a significant transaction in which Mr. Kanzer is directly or indirectly involved.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
10.20	Amended and restated employment agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPEX PHARMACEUTICALS, INC.

Dated: July 26, 2007	By: /s/ Steve H. Kanzer .
Steve H. Kanzer
Chief Executive Officer